EXHIBIT 11.1

                       UNIVERSAL INSURANCE HOLDINGS, INC.

             Statement Regarding the Computation of Per Share Income

The following table reconciles the numerator (earnings) and denominator (shares) of the basic and diluted earnings per share computations for net income for the three month periods ended March 31, 2003 and 2002.

                                          Three Months Ended                 Three Months Ended
                                            March 31, 2003                     March 31, 2002
                                            --------------                     --------------

                                    Income                              Income
                                   Available                           Available
                                   to Common             Per-Share     to Common               Per-Share
                                 Stockholders   Shares     Amount    Stockholders    Shares      Amount
                                 ------------   ------     ------    ------------    ------      ------
Net income                          $22,035                             $42,834
 Less: Preferred stock                                                      ---
       dividends                    (12,488)
                                 -----------                            -------
Income available to common
   stockholders                      $9,547   21,468,000   $0.00        $42,834    14,686,000    $0.00
                                                           =====                                 =====
Effect of dilutive securities:

   Stock options and warrants           ---          ---     ---            ---          ---       ---
   Preferred stock                   12,488      568,000     ---            ---      568,000       ---
                                     ------      -------  ------         ------      -------    ------
Income available to common
 stockholders and assumed
    conversion                      $22,035   22,036,000   $0.00        $42,834   15,254,000     $0.00
                                    =======   ==========   =====        =======   ==========     =====

Options and warrants totaling 11,462,000 and 11,262,000 were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive for the three months ended March 31, 2003 and 2002, respectively.